EXHIBIT 23.5

                      CONSENT OF PINHEIRO NETO - ADVOGADOS

      We have acted as special Brazilian counsel to the initial purchaser of the old notes. We have generally reviewed the statements contained in the prospectus included in this Registration Statment on Forms F-4 and S-4 of Amethyst Financial Company Ltd. and Pride International, Inc. and hereby consent to the references to our firm under the captions "Risk Factors - Risk Factors Relating to Our Business" and "Description of New Notes - Enforceability of Judgments" in the aforementioned prospectus.

      We have not independently verified, and we are not passing upon, and we do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the prospectus included in this Registration Statement on Forms F-4 and S-4 of Amethyst Financial Company Ltd. and Pride International, Inc., except for the legal matters expressly described under the captions "Risk Factors - Risk Factors Relating to Our Business" and "Description of New Notes - Enforceability of Judgments" arising under Brazilian law as presently existing.


                        Rio de Janeiro, December 9, 1999



                           PINHEIRO NETO - ADVOGADOS